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                                                                Exhibit 10.05



                       GLASS FIBER REINFORCEMENT PRODUCTS

                               PURCHASE AGREEMENT

         This Glass Fiber Reinforcement Products Purchase Agreement (this "Agreement") made this 23rd day of December, 1994, by and between OWENS-CORNING FIBERGLAS CORPORATION, a Delaware corporation, with offices at Fiberglas Tower, Toledo, Ohio 43659 ("Seller") and OCTANS, INC. (TO BE RENAMED FLUID CONTAINMENT, INC.), a Nevada corporation, with offices at Route 20, Box 1380, Conroe, Texas 77301 ("Buyer").

                              W I T N E S S E T H

         WHEREAS, Seller manufactures, sells, and delivers products known as glass fiber reinforcements (collectively the "Products") for use in the manufacture of fiberglass reinforced plastic products, the Products and the specifications for the Products (the "Product Specifications") being more fully described in Exhibit A, attached hereto and made a part hereof, and is willing to manufacture, sell and deliver the Products to Buyer; and,

         WHEREAS, Buyer is a manufacturer of fiberglass reinforced plastic products; and,

         WHEREAS, Buyer desires to purchase and accept quantities of the Products from Seller according to the terms and conditions set forth herein;
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         NOW, THEREFORE, Seller and Buyer agree:

1.       SALE AND PURCHASE OF PRODUCTS

         1.1     QUANTITIES OF THE PRODUCTS FOR CONTRACT YEAR 1995   Subject to
the terms and conditions herein set forth, Seller agrees to manufacture, sell and deliver, and Buyer agrees to purchase and accept during Contract Year 1995 ("Contract Year" defined hereinafter), for internal use and not for resale, (a) 100% of Buyer's requirements for the Products during the period commencing January 1, 1995 and ending June 30, 1997 and (b) 80% of Buyer's requirements for the Products during the period commencing July 1, 1997 and ending December 31, 1999 (provided that, at Seller's election upon at least 30 days' notice to Buyer, the foregoing percentage shall be 100% if and for so long as Buyer has failed to pay two or more installments of interest in cash when due under that certain Junior Subordinated Promissory Note dated as of the date hereof, issued to Seller); provided, however, notwithstanding Buyer's requirements, Seller shall not be required to manufacture, sell and deliver to Buyer, during Contract Year 1995, a quantity of the Products, in the aggregate, greater than the quantity of the Products delivered to and used by Seller's underground tank
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manufacturing division during calendar year 1994, plus four percent (4%) of the quantity delivered and used during calendar year 1994, without Seller's consent. As soon as practicable after December 31, 1994, Seller shall advise Buyer of the quantity of the Products delivered to and used by Seller's underground tank manufacturing division during calendar year 1994.

         1.2 METHOD OF DETAINING THE QUANTITIES OF THE PRODUCTS FOR SUBSEQUENT CONTRACT YEARS On or before October 1, 1995, and each succeeding October 1 during the remaining term of this Agreement, Buyer shall deliver to Seller its estimate of its requirements, for internal use and not for resale, for the Products, by type, for the next succeeding Contract Year. On or before November 1, 1995, and each succeeding November 1 during the remaining term of this Agreement, Seller shall advise Buyer of the portion of Buyer's estimated requirements for the Products, by type, which Seller is willing to manufacture, sell and deliver during the next succeeding Contract Year. Buyer acknowledges and understands Seller may not be willing to manufacture, sell and deliver, during any Contract Year during the term of this Agreement, all of Buyer's estimated
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requirements for the Products during a Contract Year; provided, however, Buyer agrees that it shall purchase and accept from Seller at least the quantities of the Products which Seller is willing to manufacture, sell and deliver during each Contract Year of this Agreement; provided, further however, notwithstanding the preceding, in no event shall Buyer be required to purchase and accept from Seller any quantities of the Products during any Contract Year greater than its requirements for the Products for the affected Contract Year.

         1.3 QUANTITIES OF THE PRODUCTS REQUIRED BY BUYER GREATER THAN THE QUANTITIES SELLER IS WILLING TO DELIVER If and to the extent Buyer shall have requirements for the Products during any Contract Year which is greater than the quantities of the Products which Seller is willing to manufacture, sell and deliver to Buyer during the affected Contract Year, Buyer may purchase such additional requirements for the Products from other suppliers.

         1.4 QUANTITIES OF FIBERGLAS(R) WOVEN ROVING Seller has ceased manufacturing Fiberglas Woven Roving and is transferring and shipping its equipment for such manufacture to its joint venture, Knytex Company L.L.C. ("Knytex"). Seller has
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reserved, in inventory exclusively for sale to Buyer hereunder, (a) 16,000 pounds of Fiberglas Woven Roving in addition to (b) Seller's January 1995 forecasted requirements of Fiberglas Woven Roving for its OC Tanks Division. Seller will use its best efforts to transfer its U.L. listing for Fiberglas Woven Roving to Knytex, and to assist Buyer in obtaining such U.L. listing for its products. Seller also agrees that it will nevertheless continue to supply, or cause Knytex to supply, the amount of Fiberglas Woven Roving required to be supplied to Buyer hereunder at the price and subject to the other terms and conditions of this Agreement; and if Knytex agrees to do so pursuant to a written agreement satisfactory to Buyer in its reasonable judgment, Fiberglas Woven Roving shall thereupon be deleted as a Product from this Agreement.

2.       TERM CONTRACT YEAR

         2.1 ORIGINAL TERM This Agreement shall be effective as of January 1, 1995 and, unless earlier terminated as provided herein, shall continue in full force and effect through and including December 31, 1999 (the "Original Term").
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         2.2     CONTRACT YEAR For purposes of this Agreement, a "Contract
Year" shall commence on January 1, 1995 and end on December 31, 1995 and shall include each succeeding 12 month period thereafter during the term of this Agreement. A partial Contract Year shall contain less than 12 months.

3.       ESTIMATES; RELEASES

         3.1 CONTRACT YEAR ESTIMATES OF BUYER'S REQUIREMENTS FOR THE PRODUCTS For planning purposes and not as a requirement to purchase, on or before December 1 of each Contract Year during the term of this Agreement, Buyer shall provide Seller with estimates of Buyer's requirements for the Products, by type, by month, for the next succeeding Contract Year. As soon as practicable after the effective date of this Agreement, Buyer shall deliver an estimate of its requirements for the Products, by type, by month, for Contract Year 1995. Notwithstanding the preceding, the aggregate quantity of the Products set forth on the Contract Year estimates of Buyer's requirement for the Products for the affected Contract Year shall not exceed the maximum quantities of the Products which Seller has committed
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to manufacture, sell and deliver to Buyer during the affected Contract Year pursuant to paragraph 1 of this Agreement.

         3.2 QUARTERLY ESTIMATES OF BUYER'S REQUIREMENTS FOR THE PRODUCTS In addition to Contract Year estimates delivered pursuant to paragraph 3.1, Buyer shall also provide to Seller quarterly estimates of Buyer's requirements for the Products, by type, by month. The quarterly estimates shall be delivered to Seller at least 30 days prior to the first day of the affected calendar quarter. As soon as practicable after full execution of this Agreement, Buyer shall deliver its quarterly estimate of its requirements for the Products for the calendar quarter commencing January 1, 1995. In each quarterly estimate of Buyer's requirements for the Products, by type, Buyer may vary its requirements for any calendar month in the calendar quarter by not more than plus or minus 20% from the quantities of the Products set forth in the Contract Year estimates for the Contract Year delivered pursuant to paragraph 3.1, hereof.

         3.3 ORDERS FOR THE PRODUCTS Orders for the Products shall be made, at Buyer's discretion, by written or oral releases issued to Seller. The releases shall be submitted by authorized personnel of Buyer at least 30 days prior to the
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delivery date for the quantity ordered and shall set forth the following: a statement identifying the release with this Agreement; the number by which the release shall be identified; the quantity of the Products, by type, to be delivered; the date of delivery; the place of delivery; and, invoicing instructions. There shall be no limitation on the number of releases issued hereunder. In case of a conflict between any of the terms of any release of Buyer or any acknowledgement by Seller of the release and any of the terms set forth in this Agreement, the terms of this Agreement shall control. No additional terms or conditions of sale other than those contained in this Agreement shall be effective unless approved in writing by an authorized officer of Seller and Buyer.

4.       PRICE FOR THE PRODUCTS

         The price for the Products, firm for each Contract Year, in full truckload quantities, to Buyer's manufacturing facilities in the continental United States shall be Seller's published list price for the Products in effect as of January 1 of each Contract Year, unless Seller otherwise agrees. The parties have agreed the price for the Products, firm for
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Contract Year 1995, is set forth on Exhibit B, attached hereto and made a part hereof. On or before December 1, 1995, Seller shall advise Buyer of the price for the Products for Contract Year 1996. On or before each succeeding December 1 during the term of this Agreement, Seller shall advise Buyer of the price for the Products for the next succeeding Contract Year.

         In all events, the Products shall be shipped, at Seller's expense, to Buyer's manufacturing facilities in the continental United States via Seller's routing. Additional costs for transportation incurred at the request of Buyer shall be for Buyer's account.

         The price and terms and conditions of sale for the Products in less than full truckload quantities or to Buyer's manufacturing facilities other than in the continental United States shall be negotiated by the parties prior to acceptance of the order by Seller.

5.       DELIVERY OBLIGATIONS

         Buyer shall use its best efforts to take delivery of the Products each Contract Year in the quantities set forth in the
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quarterly estimates. In no event shall Seller be required to deliver in any calendar month during the term hereof, a quantity of the Products greater than 20% greater than the quantity of the Products set forth in Buyer's Contract Year estimate for the affected calendar month without Seller's consent. In no event shall Seller be required to deliver a quantity of the Products during any Contract Year greater than the quantity of the Products committed by Seller pursuant to paragraph 1 hereof.

6.       CHANGED, MODIFIED, SUBSTITUTED PRODUCTS

         6.1 CHANGE OR MODIFICATION OF BUYER'S PRODUCT If, during the term of this Agreement, Buyer shall make changes to or modifies the design of its fiberglass reinforced plastic products such that additional or different glass fiber reinforcements may be required, Buyer shall notify Seller of the specifications for the additional or different glass fiber reinforcements Buyer requires. Seller shall have a period of 60 days from the date of receipt of Buyer's notice of its changes in requirement for glass fiber reinforcements to notify Buyer whether Seller desires to manufacture, deliver and sell
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to Buyer the additional or different glass fiber reinforcements. If Seller does not desire to sell the additional or different glass fiber reinforcements, Buyer shall be released from its requirements to purchase its requirements for the additional or different glass fiber reinforcements from Seller but this Agreement shall otherwise be unaffected as to Buyer's requirements for the remaining Products hereunder.

         If Seller notifies Buyer it is willing to sell the additional or different glass fiber reinforcements, Seller shall have a reasonable period, not to exceed three months, to qualify the additional or different glass fiber reinforcements in Buyer's manufacturing process. When qualified, the additional or different glass fiber reinforcements shall become Products hereunder, the specification for the additional or different glass fiber reinforcement shall be added to the Product Specifications and the price for the additional or different glass fiber reinforcements shall be determined pursuant to the provisions of paragraph 4, hereof.

         6.2 MODIFICATION OF SELLER'S PRODUCTS Buyer understands and acknowledges that Seller, from time to time, to improve the efficiency in the manufacture or use of the Products, makes
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changes to, modifies, makes improvements to the Products, or substitutes newly designed products for the Products. If during the term of this Agreement Seller shall make changes, modifications or improvements to the Products or substitutes newly designed products for any of the Products, Seller shall advise Buyer that the change, improvement, modification or substitution is contemplated. As soon as practicable thereafter, Seller shall provide Buyer, free of charge, samples of the proposed changed, modified, improved or substitute product in sufficient quantity to enable Buyer to test and qualify such product in Buyer's manufacturing process. If Seller commences commercial manufacture of the changed, modified, improved or substitute product, the product shall become a Product hereunder. Seller warrants that subsequent shipments of the new Product shall conform in all material respects to the samples provided to Buyer hereunder.

7.       TAXES, EXCISES AND OTHER CHARGES

         Unless otherwise provided by law, in addition to the price, Buyer shall pay to Seller any and all taxes, excises or other charges (other than taxes on or measured by Seller's net
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income) Seller may be required to pay to or collect for any government, whether local, state, or federal, and which are based upon or measured by the production, sale, transportation, delivery or use of the Products sold and delivered hereunder.

8.       TERMS OF PAYMENT

         Seller shall invoice Buyer for each delivery of the Products hereunder. Unless Seller otherwise agrees, payment is of each invoice shall be made by Buyer in accordance with Seller's published payment terms in effect on the date of shipment of the Products. Seller's current payment terms are net, 30 days, measured from the date of Seller's invoice. Seller permits a one percent (1%) discount on the value of the Products on the invoice (total invoice less cost of transportation of the Products) if the invoice is paid within 15 days of the date of the invoice.

9.       TITLE AND RISK OF LOSS

         The Products sold pursuant to this Agreement shall be delivered to
Buyer: for Products manufactured by Seller in the United States, F.O.B. Seller's manufacturing facilities; and,
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for Products manufactured by Seller in countries other than the United States,
F.O.B. Buyer's manufacturing facilities.

10.      SELLER'S WARRANTY

         Seller warrants the Products when delivered to Buyer shall conform to the Product Specifications and shall be free and clear of all liens and encumbrances. Seller further warrants that it shall have complied with all applicable laws, regulations, ordinances and codes and Seller shall have obtained those permits, licenses, approvals and certificates, reasonably necessary for the manufacture, packaging, storing and handling the Products at Seller's manufacturing facilities.

         SELLER MAKES NO OTHER WARRANTY OF ANY KIND WITH RESPECT TO THE PRODUCT DELIVERED HEREUNDER, WHETHER EXPRESS OR IMPLIED, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR USE OR PURPOSE, EVEN IF DISCLOSED TO SELLER.

11.      LIMITATION OF LIABILITY

         11.1 WARRANTY   Buyer's sole and exclusive remedy for Products proven
to be other than as warranted shall be the
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replacement of the defective Products, without charge, F.O.B. Buyer's manufacturing facility, but only within the continental United States. To effect this sole and exclusive remedy, Buyer must make its claim for Products proven to be other than as warranted within six months of the date of shipment of the Products.

         11.2    ALL CLAIMS   Seller's sole liability for any and all loss or
damage to Buyer resulting from any cause whatsoever, including Seller's negligence, or damaged or defective goods, irrespective of whether such defects are discoverable or latent, warranty, express or implied, tort, strict liability, breach of contract, if Seller's warranty shall fail of its essential purpose, or any other claim, damage, expense or cost, shall in no event exceed the purchase price of the particular Products with respect to which losses or damages are claimed.

         THE FOREGOING IS THE ENTIRE OBLIGATION OF SELLER. IN NO EVENT, INCLUDING A CLAIM OF NEGLIGENCE, OR SHOULD SELLER'S WARRANTY FAIL OF ITS ESSENTIAL PURPOSE, SHALL SELLER BE LIABLE FOR BUYER OR BUYER'S CUSTOMERS' INCIDENTAL, INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES, HOWEVER ARISING.
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         No statement or recommendation made or assistance given by Seller, or its representatives, either sell or in its literature, to Buyer, its representatives or its customers in connection with the use or installation, by Buyer or its customers, of any Products sold hereunder, shall constitute a waiver by Seller of any provision hereof or affect Seller's liability as herein defined.

12.      PATENTS AND TRADEMARKS

         Anything in paragraph 10 and 11 hereof to the contrary notwithstanding, Seller shall indemnify, defend and save Buyer harmless from all costs, including reasonable attorneys' fees, damages, liabilities, and expenses, arising out of any claim, action or suit brought against Buyer based upon an allegation the Products, as delivered to Buyer, infringe any patents, trademarks or other third party property rights. This indemnification does not extend to any use by Buyer of the Products other than in their original form subsequent to delivery.

         As soon as practicable after receipt, Buyer shall forward any claim, action or suit to Seller and permit Seller to defend
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the claim, action or suit. Buyer shall provide reasonable assistance to Seller in the defense of the claim, action or suit.

13.      FORCE MAJEURE

         Neither party shall be liable for delay or failure to perform in whole or in part, by reason of contingencies beyond the reasonable control of the party affected, whether herein specifically enumerated or not. These contingencies include, among others, act of God, act of war, revolution, riot, acts of public enemies, delays of carriers, car shortage, fire, explosion, breakdown of plant, strike, lockout, labor dispute, casualty or accident, earthquake, flood, cyclone, tornado, hurricane or other windstorm, contingencies interfering with the production or with customary or usual means of transportation of the Products, or of any raw materials of which the Products are a product or which may be used in its manufacture, delays of vendors, or by reason of any law, order, proclamation, regulation, ordinance, demand, requisition or requirement or any other act of any governmental authority, foreign or domestic, local, state or federal, or any other
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cause whatsoever, whether similar or dissimilar to those enumerated. However, the party so affected shall promptly give written notice to the other party whenever such contingency or other act becomes reasonably foreseeable, and shall use its best efforts to overcome the effects of the contingency as promptly as possible, and shall promptly give written notice to the other party of the cessation of such contingency. Neither party, however, shall be required to resolve a strike, lockout or other labor problem in a manner which it alone does not deem proper and advisable.

         If Seller, by reason of a contingency referred to above, is unable to supply products the same as or similar to the Products to all of its customers, including Buyer, in the quantities contracted for, Seller shall, during the continuance of such contingency, allocate its capacity to produce and/or deliver the Products first to fulfill its internal requirements, then to buyers, including Buyer, having contracts for the delivery of glass fiber reinforcements on a ratable basis, and its remaining capacity to produce and/or deliver the Products to its other customers on such basis as Seller shall determine.
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         Deliveries omitted due to any excused contingency affecting Seller or
Buyer shall, without liability, reduce by an equivalent quantity the quantity of Products to be sold and delivered during the Contract Year(s) in which such contingency occurred.

         If Seller is unable to deliver Buyer's requirements for the Products due to a contingency referred to above, Buyer may purchase from other sellers such quantities of its requirements for the Products greater than the quantities delivered by Seller.

14.      MEET OR RELEASE

         If Buyer is offered a product of quality similar to one or all of the Products, in a quantity equal to 60% of the quantity of the Product(s) to be manufactured, sold and delivered by Seller during the then current Contract Year, for delivery over the next succeeding 12 month period, at a delivered price for the next succeeding 12 months which is lower than the price, including the cost of delivery to Buyer, then in effect under this Agreement, Seller shall, upon receipt of satisfactory evidence from Buyer of terms and conditions of the competitive
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price, within ten days of delivery of the evidence, either meet such lower price or permit Buyer to accept the offer. If Seller elects to meet the lower price, Seller shall so notify Buyer, in which event the price of the Product(s) shall be revised to such lower price for a period of time equal to that in which the competitive price would have remained in effect.

         If Seller elects not to meet the lower price, Buyer is released for the 12 month period to purchase the quantities of the Product(s) offered by the competitive source and any quantity of product purchased in response to the competitive offer shall be in satisfaction of the requirement to purchase an equivalent quantity of the Product(s) hereunder.

15.      SAFETY AND HEALTH COMMUNICATIONS

         Seller shall furnish to Buyer Material Safety Data Sheets which include health, safety and other hazard communication information on the Products consistent with the Occupational Safety and Health Administration's Hazard Communications Standard. Seller will also furnish other health or safety information as available. Buyer shall disseminate appropriate health and safety information to all persons Buyer foresees may
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be exposed to the Products (including but not limited to Buyer's employees, contractors and customers). If the Products are further processed, mixed or incorporated into another product, Buyer will likewise disseminate appropriate health and safety information to all persons Buyer foresees may be exposed to the Products.

16.   LIABILITIES - CLAIMS - INDEMNIFICATION

         Buyer shall indemnify, defend and hold Seller harmless from and against any liability (whether strict or otherwise) for any claim, loss or expense on account of any injury, disease or death of persons (including Buyer's employees) or damage to property (including Buyer's) arising out of:

         A. Buyer or Buyer's customers unloading, storage, handling, sale or use of the Products (except to the extent caused solely by Seller's negligence); and,

         B. Any failure by Buyer to disseminate safety and health information as provided in Paragraph 15.
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17.      APPLICABLE LAW

         This Agreement shall be governed by and construed in accordance with the laws of the State of New York, as applied to contracts executed in and performed wholly within the State of New York.

18.      NON-WAIVER

         A waiver by either party of any breach or failure to enforce any term or condition of this Agreement shall not in any way affect, limit or waive such party's right at any time to enforce strict compliance with that or any other term or condition of this Agreement.

19.      ENTIRE AGREEMENT

         This Agreement sets forth the entire understanding of the parties with respect to the subject matter of this Agreement and supersedes all prior understandings, negotiations, and dealings between the parties hereto with respect to this subject matter. No agreement or understanding, oral or written, in any way purporting to modify the terms hereof shall be binding on either party hereto unless contained in a written
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document expressly described as an amendment to or extension of this Agreement and duly executed by both parties.

20.      SUCCESSORS AND ASSIGNS

         This Agreement shall be binding upon and shall inure to the benefit of both parties and their respective successors and assigns. Neither party shall assign this Agreement without the written consent of the other; provided, this Agreement may be assigned by either party, without consent, to any entity or an affiliate (a "Successor") which acquires all or substantially all of the assets of the party related to the party's performance under this Agreement, provided the Successor shall assume all of the party's obligations under this Agreement to be performed from and after the date of such assignment. Upon assignment to a Successor, the assignor shall thereupon be relieved of its obligations under this Agreement upon the Successor's agreement to assume such obligations.
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21. NOTICES

         Any notice, request, demand or other communication given under this Agreement shall be in writing and shall be deemed sufficiently given:

         1. Upon the date received by the intended recipient if delivered by hand, nationally recognized courier or facsimile (and followed by a notice in writing as provided by subparagraph 2, below); or

         2. If the sender so elects, upon the date deposited in the United States mails, certified with return receipt requested, postage prepaid, addressed to the intended recipient, as follows:

         - To Seller: Owens-Corning Fiberglas Corporation

                          Fiberglas Tower

                          Toledo, Ohio 43659

                          Attention: Vice President, Sales and

                                  Marketing, Composites.

                          Telephone:       419-248-8000

                          Facsimile:       419-248-7420
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         - To Buyer: OCTANS, INC. (to be replaced by Octans, Inc.
(to be renamed Fluid Containment, Inc.))

                                  Route 20, Box 1380

                                  Conroe, Texas 77301

                                  Attention:       Operations Manager

                                  Telephone:       409-756-7731

                                  Facsimile:       409-756-7793

         - To such other address or addresses as either party may hereinafter designate in writing.

22.      CAPTIONS

         The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

23.      SEVERABILITY

         If any provision in this Agreement is determined by any court having jurisdiction over the parties to be unenforceable, the provision shall be amended to become enforceable or, at the
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election of the parties, severed from this Agreement, and this Agreement shall otherwise remain in full force and effect for the remaining term.

24.      DEFAULT

         Except as otherwise specifically provided in this Agreement, if either party fails to perform any of the terms of this Agreement, or the terms and conditions of any other agreement between the parties, the other party may defer its performance under this Agreement until the default is cured by the defaulting party, or at its option, the party may treat such default as a breach of the entire Agreement and, if such default is not cured within 30 days, except for the payment of monies which shall be cured within five business days, after the giving of notice thereof to the defaulting party, immediately terminate this Agreement.

         A termination of this Agreement by a party shall not be construed a waiver of any other legal remedies which may be available to the party, all such remedies being cumulative.

         The waiver by a party of a default hereunder, or under any other agreement between the parties, shall not constitute a
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continuing waiver of the particular default or a waiver of any subsequent default.

25.      ARBITRATION

         Any dispute or controversy between the parties arising out of or relating to this Agreement, including without limitation, a dispute or controversy relating to the construction of any provision or the validity or enforceability of any term or condition (including this paragraph) or of the entire Agreement, or any claim that all or any part of this Agreement (including this provision) is void or voidable, shall be submitted to arbitration before a single arbitrator in accordance with the Commercial Rules of Arbitration of the American Arbitration Association then in effect. The arbitration shall be held in Toledo, Ohio. Each party shall bear his or its own costs in any such proceeding. The decision of the arbitrator shall be final and binding upon the parties and may be enforced in any court of competent jurisdiction. To the fullest extent permitted by law, the parties irrevocably submit to the jurisdiction of such forum and waive any objection it may have to either the jurisdiction or venue of
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such forum.

26.      TECHNICAL SUPPORT

         Seller shall provide Buyer with reasonable access to Seller's technical library at no cost to Buyer. Upon reasonable request by Buyer, Seller, at Seller's standard costs and to the extent Seller's qualified employees are reasonably available, shall provide to Buyer technical, structural and engineering support to Buyer.

                                     * * *
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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.


                                      OCTANS, INC.

                                      By: /s/ STEPHEN T. HARCROW
                                          ----------------------------------

                                      Title: President
                                             -------------------------------

                                      OWENS-CORNING FIBERGLAS CORPORATION

                                      By: /s/ MAURICE LUNDUGIN
                                          ----------------------------------

                                      Title: VICE PRESIDENT
                                             -------------------------------